EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the

UCAR Carbon Savings Plan

Wilmington, Delaware

We consent to incorporation by reference in the Registration Statement No. 33-95548 on Form S-8 of GrafTech International Ltd. (formerly UCAR International Inc.) of our report dated June 24, 2005, relating to the statement of assets available for benefits of the UCAR Carbon Savings Plan as of December 31, 2004, the related statement of changes in assets available for benefits for the year then ended, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at year end) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of UCAR Carbon Savings Plan.

/s/ Siegfried & Schieffer, LLC

Wilmington, Delaware

June 24, 2005